Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-289205

DAVION HEALTHCARE PLC

(Incorporated in the Republic of Ireland)

PROSPECTUS SUPPLEMENT

To the Prospectus Post Effective Amendment No 7 dated September 2, 2026

25,000,000 Ordinary Shares
Par Value €0.01 per Share

Proposed Nasdaq Global Market Trading Symbol: DAVI

CHANGE OF LISTING ADVISOR AND LEAD MARKET MAKER

This Prospectus Supplement updates and supplements the prospectus of Davion Healthcare Plc (the "Company") forming part of its Registration Statement on Form F-1 (Registration No. 333-289205), as amended, including Post-Effective Amendment No. 7.

The Company announces that Revere Securities LLC ("Revere") has resigned from its appointment as the Company's listing advisor and Lead Market Maker in connection with the Company's proposed direct listing of its ordinary shares on the Nasdaq Global Market.

The Company has appointed Maxim Group LLC ("Maxim"), which currently serves as the Company's non-exclusive financial advisor, as its replacement listing advisor and Lead Market Maker, subject to applicable Nasdaq requirements.

Maxim will assume the same listing advisory and opening-trading responsibilities previously assigned to Revere, including coordination with Nasdaq and participation in the opening-trading procedures in accordance with applicable Nasdaq rules.

Maxim will continue to act as the Company's non-exclusive financial advisor under its existing engagement agreement, in addition to undertaking its new responsibilities as listing advisor and Lead Market Maker.

The additional appointment of Maxim as listing advisor and Lead Market Maker is on contractual and remuneration terms identical to those previously agreed with Revere and disclosed in the Company's existing prospectus. These arrangements are separate from Maxim's existing financial advisory engagement.

The replacement of Revere by Maxim does not alter the method, timing or terms of distribution of the 25,000,000 ordinary shares registered under the Company's Form F-1 Registration Statement.

There is no change to the Company's proposed direct listing structure, the registered ordinary shares, the opening auction arrangements or the absence of a firm commitment underwriting arrangement.

The Company will not receive any proceeds from sales of ordinary shares by registered shareholders.

The existing prospectus disclosures concerning Maxim's role as financial advisor are supplemented to reflect its additional appointment as listing advisor and Lead Market Maker. Any statements indicating that Maxim does not participate in the execution of the direct listing or opening-trading procedures are superseded to the extent inconsistent with this Prospectus Supplement.

Except as expressly supplemented herein, all other disclosures contained in the existing prospectus remain unchanged.

DAVION HEALTHCARE PLC

Registration Statement No. 333-289205

Proposed Nasdaq Trading Symbol: DAVI

Prospectus Supplement dated October 13, 2026